Exhibit (j)(1)

SAFEKEEPING AGREEMENT

This Safekeeping Agreement ("Agreement"), made by and between MILLENNIUM TRUST COMPANY, LLC, an Illinois Limited Liability Company ("MTC") and the depositor listed in Section A ("Depositor"). MTC and the Depositor agree that all property deposited and accepted by MTC ("Property") will be governed by the terms and conditions herein set forth, and agree to the following:

MTC shall establish and maintain a safekeeping account ("Account") for and in the name of the Depositor. MTC agrees to hold Property as may be delivered by the Depositor to MTC for the Account, subject to the terms and conditions of this Agreement, as the same may be amended from time to time.

1.	MTC will hold in safekeeping the Depositor's stock certificates, debt instruments, and other similar types of documents; additional tangible or other type of property must first be accepted by MTC prior to delivery to MTC.

2.	Upon receipt of any Property by MTC, MTC shall cause a written confirmation of receipt to be delivered to the Depositor describing such Property.

3.	MTC is obligated under this agreement as follows:

(a)	to safekeep and account to the Depositor for Property of which MTC is in possession or control

(b)	to credit, as of the date actually received by MTC, the Account with the Property;

(c)	not to remove Property from safekeeping, comingle Property with its own property, or to pledge, assign, sell, hypothecate or use Property in repurchase transactions; and

(d)	to deliver, or cause the delivery of, the Property out of safekeeping, as instructed by the Depositor in writing.

MTC's obligations regarding Property are subject to any limitations imposed by legal process (for example, injunctions or stay orders) initiated by a third party.

4. MTC shall not be responsible for the valuations of the Property, and MTC will not provide valuations for Property. MTC will not authenticate Property. MTC will not be responsible for (i) the collection of income, interest or any other payments which may be due or payable with respect to the Property; and (ii) forwarding mail or other communications it receives in regard to the Property. MTC will not re-register the Property in its name as agent or in any manner. MTC is not acting here as a "qualified custodian" under SEC Rule 206(4)-2 under the Investment Advisers Act of 1940 (the "Advisers Act").

5. The Depositor agrees that MTC will supply the Depositor with online access to view the Account and Account statements. MTC may, but is not required to, supply the Depositor with quarterly paper statements on the Account. The statements of the Account shall only show Property then held and any receipt into or distribution of Property from the Account during the statement period.

6. MTC will exercise reasonable care with respect to Property received by MTC under this Agreement. Until actually received by MTC, MTC assumes no responsibility or liability for Property placed in transit by the Depositor, its agents or designees. MTC will exercise reasonable care with respect to any Property actually placed in transit by MTC. MTC shall not be liable for damages by any carrier reasonably selected by MTC or approved by Depositor. MTC shall not be liable to the Depositor for any indirect, incidental, consequential or special damages suffered by the Depositor, including, but not limited to, lost revenues or lost profits, whether arising in contract, tort, negligence, strict liability, breach of statutory duty or otherwise, and regardless of any notice of the possibility of such damages. The liability of MTC to the Depositor shall be limited to the actual replacement of Property identical to Property lost while in the possession of MTC under this Agreement, due to theft, mysterious disappearance, or the negligence of MTC, its employees, agents and designees.

7. The Depositor, the Depositor's successors and assigns, are hereby held and firmly bound to save and hold harmless MTC from charges, public and private, and from all litigation, groundless or otherwise, not arising out of MTC's own gross negligence or willful misconduct, which it may incur or in which it may be concerned, in connection with the safekeeping of Property, this Agreement, or MTC's assumption or performance of any of its duties hereunder; for all of which loss, costs, damages, expenses, charges, and litigation, as well as for its compensation hereunder, MTC shall have a lien upon the Property.

8. The Depositor shall pay MTC a safekeeping fee for the services rendered by MTC under this Agreement. The Depositor acknowledges receipt of the applicable fee schedule and that the fees may be changed from time to time by MTC without prior notice to the Depositor. MTC will also be entitled to reimbursement for all expenses incurred in connection with the Account.

9. The duties and responsibilities of MTC will be limited to those provided in this Agreement. MTC may amend this Agreement from time to time without prior notice or consent of Depositor. Notice of such amendment shall be sent thirty (30) days before the date such amendment is to be effective.

10. This Agreement will continue in effect until terminated by either party giving the other a written notice of termination which will be effective on a date specified in the notice; the date to be no less than ten (10) business days after the date the notice is delivered to the other party. Upon termination, MTC shall return to the Depositor all Property deposited by or for the Depositor and held by MTC under this Agreement.

11. The laws of the state of Illinois govern all matters arising out of this Agreement, and the Depositor agrees that the jurisdiction of any dispute over this agreement will be in the Illinois courts. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the parties; however, the Depositor may not assign the Depositor's rights or responsibilities under this Agreement to any party without the written consent of MTC.

12. Any dispute, claim or controversy arising out of or relating to this Agreement, or any other agreement between the Depositor and MTC, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Chicago, Illinois before a sole arbitrator, in accordance with the laws of the State of Illinois for agreements made in and to be performed in that state. The arbitration will be administered by Judicial Arbitration and Mediation Services ("JAMS") pursuant to its Comprehensive Arbitration Rules and Procedures. Disputes will not be resolved in any other forum or venue. The parties agree that any arbitration will be conducted by a retired judge who is experienced in dispute resolution, pre-arbitration discovery will be limited to the greatest extent provided by the rules of JAMS, the arbitration award will not include factual findings or conclusions of law, and no consequential or punitive damages will be awarded. Notwithstanding any other rules, no arbitration proceeding brought against MTC will be consolidated with any other arbitration proceeding without MTC's consent. Judgment may be entered upon any award granted in any arbitration in any court of competent jurisdiction in Chicago, Illinois, or in any other court having jurisdiction. If the Depositor initiates the arbitration and does not prevail, the Depositor shall bear the entire cost of the arbitration, including all fees paid to JAMS and the arbitrator. The Depositor agrees that the Depositor may only bring claims and disputes to arbitration only in his or her individual capacity and not as a plaintiff or class member in any purported class or representative arbitration.

Notwithstanding the above paragraph, MTC shall have the right to bring suit against the Depositor or the Account in a court in Chicago, Illinois or in any court of competent jurisdiction for the recovery of any sums owed MTC under this Agreement including, but not limited to, fees, costs, expenses and sums paid by MTC in error to or for the benefit of the Account. In such event all court costs, legal expenses, reasonable compensation of time expended by MTC in the performance of its duties, and other appropriate and pertinent expenses and costs shall be collected by MTC from the Account or as part of the Court's award to MTC.

13. This agreement with any addendums or attachments constitutes the entire agreement between the parties, excepting any compensation agreements that may be by separate document, and supersedes any prior written or oral agreement. It may only be amended as provided above. If any provision of this Agreement is or becomes invalid or contravenes applicable law, the remaining provisions of this Agreement shall remain in full force and effect.

14. The Depositor represents and warrants that the Depositor is the owner or otherwise has legal authority to hold the Property; that the placing of the Property into the Account does not violate any contractual obligation, court order, law, or regulation binding upon the Depositor; and has the power and authority to open and use the Account, that all necessary actions have been taken to authorize the use of the Account and that the signers of this Agreement all have proper authority to enter into the agreement on behalf of the Depositor. The Depositor also agrees to produce evidence of such authority if requested by MTC and MTC may act upon the instructions of any person MTC reasonably believes has the authority to act for the Depositor.

Under penalty of perjury, the undersigned certifies that (1) the Social Security/Tax Identification numbers shown on this Agreement are correct, and (2) the Depositor is a U.S. person (including a U.S. resident alien).

IMPORTANT USA PATRIOT ACT INFORMATION

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account.

What this means to you: You must provide us with your name, address, social security/tax identification number, date of birth, and the number of your valid driver's license or a copy of a government issued ID before we will accept and open your account.

	Authorized Individual’s Name: Joseph A. Geraci, II	Date: March 22, 2013

Sign to acknowledge as Authorized Individual.	Depositor’s Authorized Individual’s Signature: /s/ Joseph A. Geraci, II

	Additional Authorized Individual’s Name: Douglas M. Polinsky	Date: March 22, 2013

Sign to acknowledge as Authorized Individual.	Depositor’s Additional Authorized Individual’s Signature: /s/ Douglas M. Polinsky

For Internal Use Only.	Millennium Trust Account No. _______________________________ Accepted by: Millennium Trust Company, LLC Authorized Officer: _______________________ Title: ____________	Date: ____________